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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                                    Form 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported):
                        August 22, 1995 (August 16, 1995)



                       ROCKEFELLER CENTER PROPERTIES, INC.
                       -----------------------------------
             (Exact name of registrant as specified in its charter)




   Delaware                          1-8971                      13-3280472
- --------------                 ------------------           --------------------
(State or other                 (Commission File            (IRS Employer
jurisdiction of)                     Number)                Identification No.)



              1270 Avenue of the Americas, New York, New York 10020
              -----------------------------------------------------
              (Address of principal executive offices)  (Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (212) 698-1440

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Item 1.   CHANGES IN CONTROL OF REGISTRANT.

          On August 16, 1995 Rockefeller Center Properties, Inc. ("RCPI") signed a letter of intent (the "Letter of Intent") with Equity Office Holdings, L.L.C. ("EOH"), a national office building investment and management company led by Samuel Zell. The Letter of Intent contemplates, among other things, that, assuming definitive agreements are concluded prior to September 6, 1995 (the "Outside Date"), which date may be extended by mutual agreement, and that all conditions precedent to be contained in such definitive agreements, which shall include approval of the transactions by the stockholders of RCPI, are satisfied the following transactions would occur at a closing to be held in December 1995 or, in any event, by March 31, 1996.

          1. EOH and other investors (collectively, the "Zell Group") would form a new partnership or other entity (the "Zell Group Entity") which would invest $250 million in cash in a new company which would be a real estate investment trust ("Nureit") owned in approximately equal proportions by the Zell Group Entity and holders of equity interests in RCPI at the time of the closing. A majority of Nureit's Directors would be independent of the Zell Group.

          2. RCPI would sell to a third party for cash a senior interest in its $1.3 billion convertible loan to the two partnerships (collectively, the "Borrower") which filed for protection under Chapter 11 of the Federal Bankruptcy Code on May 11, 1995. This loan is secured by a mortgage (the "Mortgage") on most of the land and buildings constituting Rockefeller Center ("Rockefeller Center"). The amount of cash received by RCPI in this sale would be sufficient, together with the cash received by RCPI from Nureit (together with a 50% interest in Nureit) in consideration of a separate sale of a junior interest in the Mortgage to Nureit, to retire a portion, deemed mutually satisfactory by the Zell Group and RCPI, of RCPI's debt. Any RCPI debt not so retired would be assumed by Nureit.

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          After the closing RCPI, after making adequate provision for the discharge of any liabilities not assumed by Nureit, would be dissolved and the Nureit shares received by RCPI as part of the consideration for the sale of the junior interest in the Mortgage to Nureit would be distributed to RCPI's then shareholders. It is anticipated that Nureit would assume substantially all of RCPI's undischarged liabilities at the Closing.

          The Letter of Intent also contemplates that the definitive agreements would provide that RCPI would, on or before September 12, 1995, file a pleading with the bankruptcy court before which the Borrower's Chapter 11 cases are pending (i) opposing any extension of the Borrower's exclusive period to file a plan of reorganization or, if the Borrower has filed a plan of reorganization by such date, requesting that Borrower's exclusive solicitation period be immediately terminated; (ii) seeking authorization for RCPI to file its own plan of reorganization for the Borrower immediately; and (iii) setting a hearing on approval of a disclosure statement concerning RCPI's plan for the Borrower and authorizing RCPI to commence solicitation of approval of its plan as soon as possible but in any event in time to allow RCPI's plan for the Borrower to become effective during December 1995. RCPI's plan would provide that Nureit or a Nureit nominee would acquire Rockefeller Center and arrange for the settlement of the Borrower's obligations other than insider debt and obligations covered by insurance.

          The Letter of Intent also contemplates that the definitive agreements would provide that if the steps outlined in the preceding paragraph were not approved within a period satisfactory to the Zell Group and RCPI, RCPI and the Zell Group would seek to acquire effective control of Rockefeller Center through other routes which might include a "preplanned" Chapter 11 filing by RCPI.

          Consummation of the transactions contemplated by the Letter of Intent would be subject to a number of conditions, including the negotiation of definitive agreements, bankruptcy court approval, approval by RCPI's stockholders and receipt of any other


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required consents.  There can be no assurance that these conditions would be satisfied and, therefore, that these transactions would be consummated.

          As contemplated by the Letter of Intent, on August 18, 1995 RCPI and Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership III ("Z/ML III") entered into an Investment Agreement (the "Investment Agreement") which provides that Z/ML III will extend a $10 million working capital loan to RCPI on August 29, 1995. This loan will bear interest at 10%, compounded monthly, and will mature on the earlier of (i) May 29, 1996 or (ii) the date, if any, RCPI announces its intention to enter into an agreement with respect to an Alternative Transaction (as defined below). The Investment Agreement also grants RCPI the right to require Z/ML III to purchase 1,788,908 shares of common stock from RCPI on October 2, 1995 for a total consideration of $10,000,000 and 2,325,581 shares of common stock from RCPI on December 5, 1995 for a total consideration of $13,000,000. Z/ML III would own approximately 4.5% of RCPI's outstanding common stock if RCPI exercises its rights to require Z/ML III to purchase shares on the first of these dates and approximately 9.71% of RCPI's outstanding stock if RCPI exercises these rights on both of these dates. If RCPI exercises its right to require Z/ML III to purchase these shares RCPI will be required to repurchase them, or cause a third party to repurchase them, from Z/ML III at the price paid by Z/ML III if RCPI announces an intention to pursue an Alternative Transaction.

          The Investment Agreement also provides that if RCPI exercises its right to require Z/ML III to purchase shares on October 2, 1995 and Z/ML III purchases such shares Z/ML III would be entitled to designate a Director to serve on RCPI's Board and that if RCPI exercises its right to request Z/ML III to purchase shares on December 5, 1995 and Z/ML III purchases such shares Z/ML III would be entitled to designate a second Director to serve on RCPI's Board, provided that the exercise of such right shall not cause less than a majority of the Company's Board to consist of Directors elected by the shareholders of the Company. The Company's Restated Certificate of Incorporation, as amended, provides for a Board of five Directors. One of these directorships is currently vacant as a result of the

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resignation from the Board on August 8, 1995 of Daniel
M. Neidich, who was designated by Goldman Sachs & Co. ("Goldman Sachs") to serve as a Director of the Company pursuant to a letter agreement between the Company and Whitehall Street Real Estate Limited Partnership V and Goldman Sachs dated December 18, 1994 the text of which was filed as Exhibit 4.8 to RCPI's Current Report on Form 8-K dated December 22, 1994. In his letter of resignation
Mr. Neidich stated that his resignation did not waive any of Goldman Sach's rights with respect to the Company including its right to designate one member of the Company's Board. The four current Directors of the Company, all of whom have been elected by the Company's shareholders, do not currently intend to fill this vacancy until Goldman Sach's intentions with respect to its right to designate a Director are clarified.

          If RCPI exercises its rights to require Z/ML III to purchase these shares it will be required to issue to holders of its Warrants and SARs additional Warrants and SARs exercisable at the same price in amounts sufficient to prevent any dilution of such Warrant and SAR holders' positions in RCPI.

          RCPI paid a fee of $2 million to EOH upon execution of the Letter of Intent and will pay a fee of $1,925,000 to Z/ML III upon disbursement of the $10 million loan to be made to RCPI under the Investment Agreement. RCPI paid Z/ML III a fee of $425,000 upon execution of the Letter of Intent.

          The Letter of Intent provides that if the definitive agreements contemplated thereby have not been entered into by the Outside Date, RCPI will pay to EOH or its designee a fee of $1.5 million if RCPI closes a sale of stock or assets, financing, refinancing, recapitalization, merger, consolidation or other business combination or similar transaction (or series of transactions) involving the Borrower, the Mortgage and/or Rockefeller Center and involving or having a value of at least $100 million or confirms a Chapter 11 plan of reorganization for itself or the Borrower with another party, including the Borrower, (an "Alternative Transaction") prior to August 14, 1998. If such a payment becomes due the

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amount payable would bear interest at 8% per annum (compounded semi-annually)
from December 31, 1995.

          The Letter of Intent also provides that if definitive agreements are entered into such agreements will permit RCPI to terminate such agreements if RCPI receives an unsolicited proposal for an Alternative Transaction which RCPI's Board determines could be financially superior and that it has a fiduciary duty to respond to and pursue. If RCPI closes an Alternative Transaction within 30 months after any exercise of this "fiduciary out" right to terminate such definitive agreements RCPI will pay to the Zell Group Entity a fee of $11.5 million (reduced by $1.925 million if the funding fee under the Investment Agreement has been paid) plus up to $2 million of expense reimbursements. If such fee is payable it will bear interest at the rate of 8% per annum (compounded semi-annually) from the 90th day after the date of termination by RCPI of the definitive agreements.

          The text of the Investment Agreement is filed herewith as
Exhibit 10.26 and the foregoing description of the terms of the Investment Agreement is qualified in its entirety by reference thereto.


Item 7.   FINANCIAL STATEMENTS AND EXHIBITS.

               (c)  Exhibits

                    The following is being filed as an exhibit to this Report:

               (10.26) Text of Investment Agreement dated August 18, 1995 between RCPI and Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership III.


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                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned thereunto duly authorized.

                         ROCKEFELLER CENTER PROPERTIES, INC.

                                   (Registrant)


                         By:  /s/ Richard M. Scarlata
                              -----------------------------------------------
                              Name:  Richard M. Scarlata
                              Title: President and Chief Executive Officer (Principal Financial Officer
                                        and Principal Accounting Officer)


Dated:  August 22, 1995